                                       OMB APPROVAL

                                   OMB Number:3235-0145
                                   Expires:December 31, 1997
                                   Estimated average burden
                                   hours per form 14.90

                         UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549

                         SCHEDULE 13G

          Under the Securities Exchange Act of 1934
                      (Amendment No. *)

                 Barringer Technologies, Inc.
                      (Name of Issuer)

                         Common Stock
               (Title of Class of Securities)

                           068509603
                         (CUSIP Number)

                         March 20, 1998
     (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                    / X /     Rule 13d-1(b)
                    /___/     Rule 13d-1(c)
                    /___/     Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-98)

CUSIP No. 068509603                13G       Page 2 of 10 Pages

----------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     IRS IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

     Westcliff Capital Management, LLC
----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see
     instructions)
(a)  /  /
(b)  /  /
----------------------------------------------------------------
3    SEC USE ONLY

----------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
----------------------------------------------------------------
       NUMBER OF         5    SOLE VOTING POWER
        SHARES                441,425
     BENEFICIALLY        ---------------------------------------
       OWNED BY          6    SHARED VOTING POWER
         EACH                 -0-
      REPORTING          ---------------------------------------
        PERSON           7    SOLE DISPOSITIVE POWER
         WITH                 441,425
                         ---------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              -0-
----------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     441,425
----------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)

----------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     8.1
----------------------------------------------------------------
12   TYPE OF REPORTING PERSONS (see instructions)
     OO and IA
----------------------------------------------------------------

CUSIP No. 068509603                13G       Page 3 of 10 Pages

----------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     IRS IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

     Richard S. Spencer III
----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see
     instructions)
(a)  /  /
(b)  /  /
----------------------------------------------------------------
3    SEC USE ONLY

----------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
----------------------------------------------------------------
       NUMBER OF         5    SOLE VOTING POWER
        SHARES                -0-
     BENEFICIALLY        ---------------------------------------
       OWNED BY          6    SHARED VOTING POWER
         EACH                 441,425
      REPORTING          ---------------------------------------
        PERSON           7    SOLE DISPOSITIVE POWER
         WITH                 -0-
                         ---------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              441,425
----------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     441,425
----------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)

----------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     8.1
----------------------------------------------------------------
12   TYPE OF REPORTING PERSONS (see instructions)
     IN
----------------------------------------------------------------

CUSIP No. 068509603                13G       Page 4 of 10 Pages

----------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     IRS IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

     David R. Korus
----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see
     instructions)
(a)  /  /
(b)  /  /
----------------------------------------------------------------
3    SEC USE ONLY

----------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
----------------------------------------------------------------
       NUMBER OF         5    SOLE VOTING POWER
        SHARES                -0-
     BENEFICIALLY        ---------------------------------------
       OWNED BY          6    SHARED VOTING POWER
         EACH                 441,425
      REPORTING          ---------------------------------------
        PERSON           7    SOLE DISPOSITIVE POWER
         WITH                 -0-
                         ---------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              441,425
----------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     441,425
----------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)

----------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     8.1
----------------------------------------------------------------
12   TYPE OF REPORTING PERSONS (see instructions)
     IN
----------------------------------------------------------------

CUSIP No. 068509603                13G       Page 5 of 10 Pages

ITEM 1.

(a)  The name of the issuer is Barringer Technologies, Inc.
("BTI").

(b)  The principal executive office of BTI is located at 219
South Street, Murray Hill, New Jersey 07974.

ITEM 2.

The persons filing this statement are as follows:

(a) Westcliff Capital Management, LLC, a California limited liability company ("WCM"); Richard S. Spencer III ("Spencer");
and David R. Korus ("Korus"). Spencer and Korus are the sole owners and managers of WCM.

(b)  The business address of WCM and Spencer is 200 Seventh
Avenue, Suite 105, Santa Cruz, California 95062. The business address of Korus is 152 W. 57th Street, New York, New York 10019.

(c)  Spencer and Korus are citizens of the United States.

(d)  This statement relates to shares of Common Stock of BTI (the
"Stock").

(e)  The CUSIP number of the Stock is 068509603.

CUSIP No. 068509603                13G       Page 6 of 10 Pages

ITEM 3.  If this statement is filed pursuant to rule 240.13d-
1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) ___ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b)  ___  Bank as defined in section 3(a)(6) of the Act (15
U.S.C. 78c).

     (c) ___ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) ___ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  _X__ An investment adviser in accordance with 240.13d-
1(b)(1)(ii)(E).

     (f) ___ An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F).

     (g) ___ A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G)

     (h) ___ A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

     (i) ___ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment
Company Act of 1940 (15 U.S.C. 80a-3).

     (j)  ___  Group, in accordance with section 240.13d-
1(b)(1)(ii)(J)

     If this statement is filed pursuant to 240.13d-1(c), check this box. /___/.

CUSIP No. 068509603                13G       Page 7 of 10 Pages

ITEM 4.  OWNERSHIP.

The beneficial ownership of the Stock of the persons named in
Item 2 of this statement is as follows at the date hereof:

Westcliff Capital Management, LLC

     (a)  Amount beneficially owned: 441,425.

     (b)  Percent of class: 8.1.

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote 441,425.

          (ii)  Shared power to vote or to direct the vote -0-.

          (iii) Sole power to dispose or to direct the disposition of 441,425.

          (iv) Shared power to dispose or to direct the disposition of -0-.

Richard S. Spencer III

     (a)  Amount beneficially owned: 441,425.

     (b)  Percent of class: 8.1.

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote -0-.

          (ii)  Shared power to vote or to direct the vote
441,425.

          (iii) Sole power to dispose or to direct the disposition of -0-.

          (iv) Shared power to dispose or to direct the disposition of 441,425.

CUSIP No. 068509603                13G       Page 8 of 10 Pages


Davis R. Korus

     (a)  Amount beneficially owned: 441,425.

     (b)  Percent of class: 8.1.

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote -0-.

          (ii)  Shared power to vote or to direct the vote
441,425.

          (iii) Sole power to dispose or to direct the disposition of -0-.

          (iv) Shared power to dispose or to direct the disposition of 441,425.

CUSIP No. 068509603                13G       Page 9 of 10 Pages


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /___/.


ITEM. 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
ANOTHER PERSON

WCM is a registered investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock. No individual client's holdings of the Stock are more than 5 percent of the class.

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
HOLDING COMPANY

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
GROUP

Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.

CUSIP No. 068509603                13G       Page 10 of 10 Pages

ITEM 10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES

DATED:    March 20, 1998

WESTCLIFF CAPITAL MANAGEMENT, LLC  /s/ Richard S. Spencer III
                                   Richard S. Spencer III
By:  /s/ Richard S. Spencer III
     Richard S. Spencer III        David R. Korus
     Manager
                                   By: /s/ Richard S. Spencer III
                                       Richard S. Spencer
                                       Attorney-in-Fact